EX-99.a.1

                   AMENDED AND RESTATED CERTIFICATE OF TRUST
                                       OF
                            THE ROCKLAND FUNDS TRUST

          THIS AMENDED AND RESTATED CERTIFICATE OF TRUST OF THE ROCKLAND FUNDS TRUST (the "Trust"), dated as of this 17th day of March 2006, is being duly executed and filed by the undersigned Trustee in order to amend and restate the Certificate of Trust of the Trust pursuant to the Delaware Statutory Trust Act (12 Del. C., Section3801 et seq.) (the "Act").

     1.   NAME:  The name of the trust is The Rockland Funds Trust (the
          "Trust").

     2. ORIGINAL CERTIFICATE OF TRUST. The original Certificate of Trust of the Trust was filed with the Secretary of the State of Delaware on the 31st of July 1996.

     3. REGISTERED OFFICE AND REGISTERED AGENT. The Trust is a registered investment company under the Investment Company Act of 1940, as amended. Therefore, in accordance with Section 3807(b) of the Act, the Trust has and shall maintain in the State of Delaware a registered office and a registered agent for service of process.

                 (A) REGISTERED OFFICE. The registered office of the Trust in Delaware is SR Services, 300 Delaware Avenue, Suite 800, New Castle County, Wilmington, Delaware 19801.

                 (B) REGISTERED AGENT. The registered agent for service of process on the Trust in Delaware is SR Services, 300 Delaware Avenue, Suite 800, New Castle County, Wilmington, Delaware 19801.

     4. EFFECTIVENESS. This Amended and Restated Certificate of Trust shall be effective immediately upon filing.

     5. LIMITATION OF LIABILITY. Pursuant to Section 3804(a) of the Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust, established pursuant to the terms of the governing instrument of the Trust, shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series thereof; and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

     IN WITNESS WHEREOF, the Trustee named below does hereby execute this Amended and Restated Certificate of Trust as of this 17th day of March 2006.

                                /s/ Richard Gould
                                -----------------
                                Richard Gould, Trustee